    As filed with the Securities and Exchange Commission on February 8, 2000
                           Registration No. 333-94979

                              --------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       INFORMATION ARCHITECTS CORPORATION
             (Exact name of Registrant as specified in its charter)

          NORTH CAROLINA                        7372               87-0399301
-------------------------------   ----------------------------  ----------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
    incorporation organization)   Classification Code Number)   Identification
                                  Number)

                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------
                                 J. Dain Dulaney
                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------
                                    COPY TO:
                                 Jeffrey S. Hay
                       McGUIRE, WOODS, BATTLE & BOOTHE LLP
                             100 North Tryon Street
                                   Suite 2900
                         Charlotte, North Carolina 28202
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                               Proposed Maximum     Proposed Maximum
Title of Each Class of          Amount to be   Offering Price Per   Aggregate Offering   Amount of
Securities to be Registered     Registered     Share(2)             Price(2)             Registration Fee

Common Stock of Information     4,482,032(1)   $10.21875            $45,800,764.50       $12,091.40
Architects Corporation (par
value $.001 per share)

---------------------------------------------------------------------------------------------------------


(1) Registrant is registering (a) 4,033,921 shares of the Registrant's common stock, par value $.001 per share issued in connection with a private placement to various stockholders completed on November 30, 1999 and (b) 448,111 shares of the Registrant's common stock are issuable upon exercise of warrants to purchase that number of shares of common stock issued to the placement agent and their assigns in connection with the November 30, 1999 private placement.


(2) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the Nasdaq National Market on January 13, 2000 in accordance with Rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

DATED FEBRUARY 8, 2000


         The information in this prospectus is not complete and may be changed.

         We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                4,482,032 Shares

                       Information Architects Corporation
                              --------------------
                                  Common Stock
                               ($0.001 par value)
                   -------------------------------------------


         This prospectus relates to the public offering of shares of our common stock by the selling stockholders. Some of the selling stockholders were issued 4,033,921 shares of the common stock in connection a private placement completed on November 30, 1999. Some of the selling stockholders may obtain up to 448,111 shares of the Registrant's common stock issuable upon exercise of warrants to the placement agent in connection with the November 30, 1999 private placement. We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of its selling commissions, brokerage fees and related expenses.


         The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the Nasdaq Stock Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: IARC). On January 13, 2000, the closing price of the common stock was $10.25 per share.


         Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 1.


                   -------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   -------------------------------------------


The date of this prospectus is February 8, 2000.

                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could have a material adverse impact on our business, operating results and financial condition and result in a complete loss of your investment.

         The statements made in this prospectus, including the information incorporated by reference, that are not historical facts, contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "expects", "projects", "estimates", "believes" or "continue", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the risk factors discussed below.

IF NEW STRATEGIES TO REPLACE REVENUE FROM OUR YEAR 2000 BUSINESS ARE UNSUCCESSFUL, OUR REVENUES WILL DECLINE.

         If we are unable to develop sources of revenues or funding other than our Year 2000 Business, we will be required to reduce our expenses commensurate with the lower revenues and seek other acquisitions, business combinations or financing to replace the revenues generated by our Year 2000 business. In 1999 we derived more than ninety percent (90%) of our revenues from our Year 2000 business. We anticipate that our revenues from the Year 2000 business will begin to decline by 75 percent or more in the first quarter of 2000. In order for us to sustain growth and viability, we have acquired the Metaphoria software and will depend on related new products and markets to produce most of our future revenue. The successful marketing and implementation of the content aggregation and syndication products and services related to Metaphoria is dependent on a number of factors, including the continued growth in the market for content aggregation and syndication solutions, the market's acceptance of our solutions, management's ability to adopt the organization to compete in the internet marketplace, obtaining sufficient capital either from internally generated revenues or external sources to properly fund the continued development of Metaphoria and successfully competing with other more established vendors in the content aggregation and syndication marketplace.

WE MAY NEED TO RAISE CAPITAL THAT COULD REDUCE EXISTING STOCKHOLDERS' PERCENTAGE OWNERSHIP INTEREST AND LIMIT OUR OPERATING FLEXIBILITY.


         If financing is not available on acceptable terms, we may be required to delay, scale back or eliminate our product development activities, sales and marketing efforts or scale back our operational levels. On November 30, 1999 we sold 4,033,921 shares of our common stock in a private placement to raise $7,382,097 of capital. We also must continue to improve the efficiency of our operations to achieve and maintain positive cash flow from operations. We may need additional capital if we have not achieved profitability before exhausting this source of capital.

THE COMPANY'S DEBENTURE FINANCING MAY CAUSE OTHER SIGNIFICANT CORPORATE ACTIONS BY THE COMPANY.

         We have issued 19.99% of our outstanding common stock (3,876,567 shares based on 19,393,809 shares outstanding on July 30, 1999) to an investor upon conversion of its outstanding debentures. Since there is outstanding principal and interest remaining to be converted under the debenture, we will be required to issue more than 19.99% of our common stock. In order to issue more than 19.99% of our outstanding shares of common stock, we may be required to seek stockholder approval. If we are unable to obtain stockholder approval for issuance of the shares of our common stock, in addition to the 19.99% shares of our common stock already issued to an investor, we will be required to remove ourselves from the NASDAQ stock market and to issue the number of shares required upon conversion of the outstanding principal and interest of the debenture.

OUR LIMITED OPERATING HISTORY MAY IMPEDE YOUR ABILITY TO EVALUATE OUR BUSINESS AND ITS FUTURE PROSPECTS.

         Our operating history in the content aggregation and syndication business is limited so it will be difficult for you to evaluate it in making an investment decision. We only began receiving revenues from operations on this business direction in the second quarter of 1999. As of September 30, 1999 we have only received approximately $90,000 of revenue from the content aggregation and syndication business. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties, as they apply to us in particular, include:

         - potential fluctuations in operating results and uncertain growth rates;

         -        limited market acceptance of our products;

         -        concentration of our revenues in a single product;

         - our dependence on a small number of orders for most of our revenue;

         -        our need to manage rapidly expanding operations; and

         -        our need to attract and train qualified personnel.

VOLATILITY IN OUR STOCK PRICE MAY ADVERSELY AFFECT OUR BUSINESS.

         Fluctuations in the market price of our stock may adversely affect our ability to complete any acquisitions, our access to capital and financing and our ability to attract and retain qualified personnel. The price of our common stock may decline in future quarters if our revenues or operating results are below expectations. Our quarterly operating results have fluctuated significantly in the past, and we expect them to continue to fluctuate in the future. It is possible that in some future periods our results of operations may not meet or exceed the expectations of public market analysts and investors. Historically, our common stock price and trading volume have fluctuated widely, with a 52-week range as of January 14, 2000 of $14.50 to .68. We expect fluctuations to continue in the future for a number of reasons, including the following:

- our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;

- announcements by us or our competitors regarding new services and products or technological innovations;

- stock prices for many technology companies fluctuate widely for reasons, including perceived potential value, that may be unrelated to operating results; and

-        announcements of unusual events, such as acquisitions.

FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         Our future success will depend on our ability to improve existing services and products, offer new services, enhance recently acquired products and develop, acquire and market new products and services. Our failure to adequately and timely respond to changing technology could result in us not remaining competitive in the marketplace. We expect that the technology underlying the content aggregation and syndication market and internet related services will continue to undergo rapid change as new products are introduced and different standards are developed. In addition, our content and syndication software is in a development stage and will require continued expenditures of resources to complete the development effort. Our software will involve a new approach to the conduct of online business and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products. There is competition on two distinct levels: (i) from in-house development efforts by potential customers, and (ii) third party competitors. Many of our current and potential competitors have longer operating histories, established name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources.

OUR FINANCING WILL REDUCE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS AND MAY CAUSE A REDUCTION IN THE SHARE PRICE.


         In July 1999, we raised $5 million by issuing debentures, which are convertible into shares of our common stock. An investor has converted the debentures into 3,876,567 shares of common stock. We will be required to issue to the investor at least 880,000 additional shares of common stock to convert the remaining portion of the debentures, and have issued to the investor 236,856 shares of common stock upon exercise of the previously issued warrants. In addition, on November 30, 1999 we sold 4,033,921 shares of our common stock in a private placement to raise $7,382,097 of capital. If the debenture investor or the private placement stockholders sell the common stock, this could result in an imbalance of supply and demand for our common stock and a decrease in the market price of our common stock.


WE FACE POTENTIAL LIABILITY AS A RESULT OF PENDING SHAREHOLDER SUITS.

         Between May 14, 1999 and July 13, 1999, we and current and former officers and directors were named as defendants in four purported class action lawsuits. The suits are filed in the United States District Court for the Western District of North Carolina. The legal costs incurred by us in defending ourselves and our officers and directors against this litigation, whether or not we prevail, could materially impact the operating results in the quarters in which those expenses are incurred. Further, in the event that the plaintiffs prevail, we also could be required to pay damages that would materially impact the operating results in the quarter and year in which the damages are incurred and could materially impact our financial condition. This litigation may be protracted and may result in a diversion of our management's attention and other resources. The suits purport to be brought on behalf of a class of persons that purchased our common stock between November 14, 1997 and April 1, 1999 and allege violations of the federal securities laws. The suits have been consolidated and a lead plaintiffs' group and lead plaintiffs' counsel have been appointed by the court. On September 17, 1999, a consolidated and amended class action complaint was filed. On November 24, 1999, we filed a motion to dismiss. The suits allege that the defendants made material omissions and misrepresentations in public filings, press releases and other public statements during the purported class period. The suits seek class action status and an unspecified amount of damages, including compensatory damages, interest, attorney's and expert's fees and reasonable costs and expenses.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD SUFFER.

         Our success is dependent upon our ability to use our proprietary technology to create revenue-producing opportunities. If we are not able to adequately protect our proprietary technology, we will be required to seek revenue from sources other than our current proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark and trade secret law, confidentiality agreements and contractual provisions. Provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable against unauthorized use, copying, transfer and disclosure, under the laws of some jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

IF OUR INTELLECTUAL PROPERTY RIGHTS ARE CHALLENGED, WE MAY FACE POTENTIAL LIABILITY.

     In recent years, litigation involving patents and other intellectual property rights has increased. Patents exist which cover solutions to the Year 2000 problem and content aggregation and syndication software and services. We believe that we are either not using these patented solutions, software and services or have utilized them prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

- cease selling or using products or services that incorporate the challenged intellectual property;

- obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable pricing or business terms;

-        redesign our affected products or services at additional cost to us.

WE MAY SUFFER LOSSES ARISING OUT OF POTENTIAL LIABILITY TO CUSTOMERS FROM OUR YEAR 2000 BUSINESS.

         There is increasing litigation arising out of failures or potential failures in computer systems as a result of the Year 2000 problem. In the event we become a party to any such litigation, the cost of defending the litigation or an adverse outcome could result in payment of extraordinary expenses that will affect our operational results. To date, we are not a party to any litigation arising out of a Year 2000 failure. We have attempted to limit our liability for Year 2000 claims through provisions in our contracts with customers, limiting our damages, generally providing no warranties on our services through the Year 2000, and disclaiming all other warranties. These contractual protections may not be enforceable in all instances, and may not otherwise protect us from the costs involved in defending a Year 2000 claim.

WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR STOCK.

         Since our inception, we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. As a result, an investor in the common stock would only receive a return on the investment if the market price of the common stock increases.

MR. GRUDER EXERCISES SIGNIFICANT CONTROL OVER US.

         Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 25% of our outstanding common stock. Although Mr. Gruder's percentage ownership of our outstanding common stock may be reduced as a result of any additional financing or the conversion or exercise of any outstanding convertible securities, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs, including significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

OUR BUSINESS PROSPECTS MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS.

         If we are not successful in attracting, assimilating, or retaining qualified technological personnel in the future, then we may not remain competitive. We believe that there is a shortage of, and significant competition for, professionals with the advanced technological skills necessary to perform the services offered by our new internet services. Our ability to recruit and retain such personnel will be a critical part of our success.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange
Commission:


1.       Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
2.       Quarterly Report on Form 10-Q for the quarterly period ended March 31,
         1999;
3. Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 1999;
4. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 1999;
5. Quarterly report on Form 10-Q for the quarterly period ended June 30, 1999;
6. Amendment No. 7 to our General Form for Registration of Securities on Form 10 filed with the Securities and Exchange Commission on July 1, 1999;
7. Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 1999;
8. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999; and
9. Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 1999.


         We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:

                       Information Architects Corporation
                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324

                                RECENT FINANCING

         In July 1999 we sold $5 million in principal amount of 6% convertible debentures and issued to the debenture holder and the placement agent warrants to purchase up to a total of 475,965 shares of our common stock. The placement agent and the debenture holder have exercised the warrants, pursuant to cashless exercise provisions, and we have issued to them 372,173 shares of our common stock. In November 1999 we sold 4,033,921 shares of our common stock to various investors and issued warrants to the placement agent to purchase up to 448,111 shares of our common stock.

         On January 19, 2000 we filed a registration statement on Form S-3 (File No. 333-94981) relating to 787,718 shares of our common stock which may be issuable upon further conversion of the 6% convertible debentures, and on January 21, 2000 we filed Amendment No. 1 to our registration statement on Form S-3 (File No. 333-94437) relating to 423,160 shares of our common stock issued or issuable in connection with the warrants issued to the debenture holder and the placement agent in July 1999.


                                   THE COMPANY

         We are a provider of content aggregation and syndication software and services for the Internet using our cutting edge Metaphoria Framework technology to enable real-time access and updates of any digital information, from anywhere it resides, by way of a standard Internet browser. The Metaphoria software enables aggregation of content from source systems by accessing data in mainframes, client server systems, Internet servers, intranets and extranets and allowing such aggregated data to be viewed real time from any Internet accessible device, including a personal computer or a hand-held device by way of wireless technology. Content syndication is the means by which an organization customizes and distributes such information to its business partners, suppliers, and customers. The implementation and maintenance of these content aggregation and syndication solutions require that we provide associated Internet related services using highly trained technical personnel that are familiar with leading edge Internet architecture and technology. Our executive offices are located at 4064 Colony Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

                              SELLING STOCKHOLDERS


Of the 4,482,032 shares of our common stock offered by this prospectus, (1) 4,033,921 shares of the Registrant's common stock were issued in connection with a private placement completed on November 30, 1999, at a price of $1.83 per share and (2) 448,111 shares of the Registrant's common stock are issuable upon the exercise of warrants to purchase shares of common stock by the placement agent, Stonegate Securities, Inc. in connection with the November 30, 1999 private placement, at a price of $1.83 per share. Stonegate subsequently, assigned the warrants to the following selling stockholders in the amounts as follows: Scott Griffith 190,447 warrants, Jessie Shelmire 190,447 warrants and LBL Investments 67,217 warrants.

         Except as stockholders and as noted below, the selling stockholders are not affiliates of us and have not had any position, office or other material relationship with us within the past three years. All of the shares of common stock that have been or may be acquired by the selling stockholders upon the issuance of stock or upon exercise of the warrants are being registered and offered pursuant to the registration statement of which this prospectus forms a part.


The following table is based on 27,304,288 shares of common stock outstanding as of December 29, 1999).

------------------------------------------------------------------------------------------------------------------------------
                               Number of                                              Number of                   Percent of
                               Shares           Number of Shares                      Shares                      Outstanding
                               Beneficially     Beneficially           Number of      Underlying   Shares Owned   Common Stock
Name of Selling                Owned Before     Owned Before           Shares         Warrants     After the      Owned After
Stockholder                    Offering-Direct  Offering-Indirect      Offered        Offered      Offering(5)    Offering(5)
------------------------------------------------------------------------------------------------------------------------------
LKCM Investment Partnership           273,224                 0         273,224
----------------------------------------------------------------------------------------------------------------------------
Archer Fund, L.P.                      32,000                 0          22,000
----------------------------------------------------------------------------------------------------------------------------
Warren W. Garden                       14,000                 0          11,000
----------------------------------------------------------------------------------------------------------------------------
Gryphon Partners, L.P.                314,869                 0         294,869
----------------------------------------------------------------------------------------------------------------------------
John F. Lebens                         37,322                 0          27,322
----------------------------------------------------------------------------------------------------------------------------
David D. May                           27,322                 0          27,322
----------------------------------------------------------------------------------------------------------------------------
Sanford B. Prater                      27,322                 0          27,322
----------------------------------------------------------------------------------------------------------------------------
David S. Lundern                       27,322                 0          27,322
----------------------------------------------------------------------------------------------------------------------------
Pharos Fund Limited(1)              1,092,896         1,653,006       1,092,896
----------------------------------------------------------------------------------------------------------------------------
Lighthouse Partners USA LP(1)         409,836         1,653,006         409,836
----------------------------------------------------------------------------------------------------------------------------
Lighthouse Investment
Fund, LP(1)                           136,612         1,653,006         136,612
----------------------------------------------------------------------------------------------------------------------------
Archery Capital, L.L.C. (1)            13,662         1,653,006          13,662
----------------------------------------------------------------------------------------------------------------------------
Mary Kathryn Norman                    13,660                 0          13,660
----------------------------------------------------------------------------------------------------------------------------
Kenneth E. Higgins, Jr.(2)             10,929         1,663,935          10,929
----------------------------------------------------------------------------------------------------------------------------
Joyce E. Heinzerling                    5,464                 0           5,464
----------------------------------------------------------------------------------------------------------------------------
Eric E. Ozada Irrevocable
Intervivas Trust (3)                   16,757            87,795           6,557
----------------------------------------------------------------------------------------------------------------------------
Future Stars, L.L.C.                    1,639                 0           1,639
----------------------------------------------------------------------------------------------------------------------------
Jorge M. Perez                         10,000                 0          10,000
----------------------------------------------------------------------------------------------------------------------------
Ron Bloom(4)                          320,000                 0          20,000
----------------------------------------------------------------------------------------------------------------------------
Michael P. Wolft                        5,000                 0           5,000
----------------------------------------------------------------------------------------------------------------------------
Bruce D. Smith (5)                     25,984         1,678,990           5,984
----------------------------------------------------------------------------------------------------------------------------
Eric Erinch Ozada(3)                   16,393            87,795          16,393
----------------------------------------------------------------------------------------------------------------------------
Erinch R. Ozada(6)                    773,225         2,594,482         273,225
----------------------------------------------------------------------------------------------------------------------------
Erinch R. Ozada IRA
Rollover(6)                           166,612         2,594,482         136,612
----------------------------------------------------------------------------------------------------------------------------
Balkir Zihnali                         27,323                 0          27,323
----------------------------------------------------------------------------------------------------------------------------
Eric Erinch Ozada(3)                   54,645            87,795          54,645
----------------------------------------------------------------------------------------------------------------------------
Stanford C. Finney, Jr.(7)            109,289           341,528         109,289
----------------------------------------------------------------------------------------------------------------------------
Rainbow Trading Venture
Partners(7)                           109,289           232,239         109,289
----------------------------------------------------------------------------------------------------------------------------
Rainbow Trading Corporation
(7)                                   109,289           232,239         109,289
----------------------------------------------------------------------------------------------------------------------------
Rainbow Trading Corporation
(7)                                    13,661           232,239          13,661
----------------------------------------------------------------------------------------------------------------------------
Hathaway Partners Investment
L.P.                                  355,000                 0          80,000
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Patrick P. Walker                       5,464                 0           5,464
----------------------------------------------------------------------------------------------------------------------------
William Stewart Smith                  19,126                 0          19,126
----------------------------------------------------------------------------------------------------------------------------
James W. Walker, Jr.                    8,197                 0           8,197
----------------------------------------------------------------------------------------------------------------------------
Reid S. Walker                         10,929                 0          10,929
----------------------------------------------------------------------------------------------------------------------------
G. Stacy Smith                         10,929                 0          10,929
----------------------------------------------------------------------------------------------------------------------------
JPW Fund, LTD                         100,000                 0         100,000
----------------------------------------------------------------------------------------------------------------------------
Forest Convertible Fund, LP             6,500                 0           6,500
----------------------------------------------------------------------------------------------------------------------------
Forest Performance Fund                13,500                 0          13,500
----------------------------------------------------------------------------------------------------------------------------
Geronimo Partners, LP                  13,662                 0          13,662
----------------------------------------------------------------------------------------------------------------------------
EBS Microcap Partners, LP              13,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Apogee Fund, LP                        54,644                 0          54,644
----------------------------------------------------------------------------------------------------------------------------
Montrose Investments Ltd.              54,645                 0          54,645
----------------------------------------------------------------------------------------------------------------------------
John Bryan King                        13,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Brent Clum                             13,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Delaware Charter Trustee FBO
Scott R. Griffith SEP-IRA(8)           13,661           752,755          13,661
----------------------------------------------------------------------------------------------------------------------------
Scott R. Griffith(8)                   27,322           752,755          27,322
----------------------------------------------------------------------------------------------------------------------------
SRG & Associates 401k Profit
Sharing Plan FBO Scott R.
Griffith(8)                            13,661           752,755          13,661
----------------------------------------------------------------------------------------------------------------------------
Jesse and Michelle Shelmire(8)         20,000           718,111          20,000
----------------------------------------------------------------------------------------------------------------------------
Mary Kathryn Norman                    13,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
J. Mitchell Hull                       13,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Ray Nixon                              13,500                 0          13,500
----------------------------------------------------------------------------------------------------------------------------
John S. Lemak                          18,661                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Edward O. Thorp                        26,500                 0          14,000
----------------------------------------------------------------------------------------------------------------------------
Michael Collins                        16,150                 0          13,650
----------------------------------------------------------------------------------------------------------------------------
Bruce S. Eisenberg                     11,000                 0          11,000
----------------------------------------------------------------------------------------------------------------------------
Bray Family Trust                      69,845                 0          54,645
----------------------------------------------------------------------------------------------------------------------------
Anne K. Dahlson                        37,323                 0          27,323
----------------------------------------------------------------------------------------------------------------------------
Robert L. Swisher, Jr.                 30,000                 0          30,000
----------------------------------------------------------------------------------------------------------------------------
Mark Androw                            14,429                 0          10,929
----------------------------------------------------------------------------------------------------------------------------
Mark D. Gulis                          36,561                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Allan Peterson                         36,561                 0          13,661
----------------------------------------------------------------------------------------------------------------------------
Ross M. Jessup, IRA                     5,000                 0           5,000
----------------------------------------------------------------------------------------------------------------------------
Scott R. Griffith(8)                  296,697                                         190,447
----------------------------------------------------------------------------------------------------------------------------
Jesse B. Shelmire(8)                  296,697           718,111                       190,447
----------------------------------------------------------------------------------------------------------------------------
LBL Investments(8)                    104,717           698,111                        67,217
----------------------------------------------------------------------------------------------------------------------------
TOTALS                                                                4,033,921       448,111
----------------------------------------------------------------------------------------------------------------------------

                            -----------------------

1. Archery Capital, LLC is the investment advisor to Pharos Fund Limited, the general partner of Lighthouse Investment Fund, LP and the investing general partner of Lighthouse Partners USA, LP. These selling stockholders own more than 5% of the Registrants outstanding shares of common stock as set forth in the Schedule 13G, filed on January 7, 2000, with the Securities and Exchange Commission.


2.       Kenneth E. Higgins is a Vice President of Archery Capital, LLC.

3.       Eric Erinch Ozada is the brother of Erinch R. Ozada

4. We and Ron Bloom entered into an agreement, dated November 8, 1999, under which Mr. Bloom provides consulting services to us.

5.       Bruce D. Smith is a Managing Director of Archery Capital, LLC.

6. Erinch R. Ozada is the Chief Executive Officer of Archery Capital, LLC and is the Managing Member of Future Stars, LLC. We and Erinch R. Ozada entered into an agreement, dated November 8, 1999, under which Mr. Ozada provides consulting services to us.

7. Stanford C. Finney is President and a shareholder of Rainbow Trading Corporation. Rainbow Trading Corporation is the General Partner of Rainbow Trading Venture Partners. Stanford C. Finney is a limited partner of Rainbow Trading Venture Partners.

8. Jesse Shelmire and Scott Griffith are both principals of Stonegate Securities, Inc. LBL Investments is an investment fund managed by Stonegate Securities, Inc. We and Stonegate Securities, Inc. entered into a Placement Agency Agreement, dated November 18, 1999, related to the November private placement as disclosed in a Form 8-K filed by us on November 30, 1999 with the Securities and Exchange Commission. We and Stonegate Securities, Inc. also entered into an agreement, dated October 26, 1999, pursuant to which Stonegate provides us with investment banking services.

9. Because the selling stockholders may offer all or some of the common stock pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders after completion of this offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the common stock may be sold or distributed from time to time by the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The common stock may be sold by one or more of the following distribution methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades, or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus; (iv) "at the market" to or through market makers or into an existing market for the common stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
(vii) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); or (viii) any combination of the foregoing, or by any other legally available means. In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. We will receive no part of the proceeds of sales made hereunder.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares offered hereby (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         We have advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to our sales in the market, have furnished the selling stockholders with a copy of this regulation and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.


         Any shares of common stock which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.

                                     EXPERTS

         The financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

         This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

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                                TABLE OF CONTENTS
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                                                                            Page
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Risk Factors..............................................................   1
Where You Can Find More Information .....................................    7
Recent Financing..........................................................   7
The Company...............................................................   7
Use of Proceeds...........................................................   7
Selling Stockholder.......................................................   7
Plan of Distribution......................................................   11
Legal Matters.............................................................   12
Experts...................................................................   13

                                4,482,032 SHARES



                             [INFORMATION ARCHITECTS
                                  CORPORATION]



                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------






                                February 8, 2000

                       INFORMATION ARCHITECTS CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number
------

Item 14  Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission fees are estimates.

         Registration Statement--Securities and Exchange Commission.. $2,114.28
         Accounting fees............................................. $1,000.00
         Legal fees ................................................. $2,000.00
         Miscellaneous............................................... $    0.00
         Total....................................................... $5,114.28

Item 15  Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that unless limited by our articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, the Registrant's Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.

Item 16  Exhibits.


         Exhibit
         Number
         ------


         5.1*     Opinion of McGuire, Woods, Battle & Boothe LLP.

         23.1*    Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2*    Consent of McGuire, Woods, Battle & Boothe LLP (included in
                  Exhibit 5.1).

         24.1*    Power of Attorney (included in signature page).

--------------------------------------------------------------------
*Previously Filed


Item 17  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934)that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that they have reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed by the following persons in the capacities and on the dates indicated in the city of Charlotte, state of North Carolina, on February 8, 2000. Each person whose signature appears below hereby appoints Robert F. Gruder as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                                        INFORMATION ARCHITECTS CORPORATION

                                        By: /s/ Robert F. Gruder
                                        ----------------------------------------
                                            Robert F. Gruder
                                            Chief Executive Officer and Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                        DATE
---------                                -----                        ----


/s/ Robert F. Gruder           Chief Executive Officer          February 8, 2000
------------------------       and Chairman of the Board
  (Robert F. Gruder)           (Principal Executive Officer)


          *                    President and Director           February 8, 2000
------------------------
  (Frank G. Milligan)


          *                    Chief Financial Officer          February 8, 2000
------------------------       (Principal Financial and
  (J. Wayne Thomas)            Accounting Officer)


          *                    Senior Vice President and        February 8, 2000
------------------------       Director
  (Thomas J. Dudchik)


          *                    Director                         February 8, 2000
------------------------
  (Richard J. Blumberg)

         *By:  /s/ Robert F. Gruder
                  ----------------------------
                  Robert F. Gruder
                  ATTORNEY-IN-FACT